Exhibit 10.1

RESIGNATION AGREEMENT

This Resignation Agreement (“Agreement”) is hereby entered into by and between Orexigen Therapeutics, Inc., a Delaware corporation (the “Company”), and Gary D. Tollefson, M.D., Ph.D. (“Executive”). The Company and Executive are sometimes referred to herein as a “Party” or collectively as the “Parties.”

RECITALS

WHEREAS, Executive was employed by the Company as its President and Chief Executive Officer and serves on the Board of Directors of the Company (the “Board”);

WHEREAS, Executive is currently on a leave of absence, effective November 10, 2008;

WHEREAS, Executive and the Company previously entered into an Employment Agreement dated as of April 6, 2007, as amended by Amendment No. 1 to Employment Agreement dated as of August 22, 2007 (together, the “Employment Agreement”);

WHEREAS, Executive and the Company wish to enter into this Agreement for the purpose of terminating and superseding the Employment Agreement in its entirety; and

WHEREAS, Executive and the Company wish to terminate their employment relationship through Executive’s resignation effective as of December 10, 2008 (the “Resignation Date”), and to resolve amicably all of their obligations to each other, including, without limitation, under the Employment Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, and for other good and valuable consideration, the adequacy of which is hereby acknowledged, the Parties hereby agree as follows:

1.	Employment Agreement. The Employment Agreement shall be superseded entirely by this Agreement, and the Employment Agreement shall be terminated and be of no further force or effect.

2.	Employment and Officer Status. Executive hereby resigns as an employee of the Company effective as of the Resignation Date. Executive’s separation from employment shall be reflected in the Company’s records as a voluntary resignation. Executive hereby resigns from his position as President and Chief Executive Officer of the Company (and any other officer positions he may hold with the Company or any of its subsidiaries) effective as of the date hereof. Executive shall execute any additional documentation necessary to effectuate such resignation. Executive’s “separation from service” for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), shall be the Resignation Date.

3.	Resignation from Board. Executive hereby resigns from his position as a member of the Board effective as of the date hereof. Executive shall execute any additional documentation necessary to effectuate such resignation.

4.	Compensation.

(a)	Base Salary and Accrued Benefits. Prior to or on the Resignation Date, the Company shall issue to Executive his final paycheck, reflecting (i) his earned but unpaid base salary through the Resignation Date and (ii) all accrued, unused vacation due Executive through the Resignation Date. Except as otherwise provided in this Section 4 and Section 5 below, Executive acknowledges and agrees that with his final check, Executive will have received all monies, bonuses, commissions, expense reimbursement, paid time off, or other compensation he earned or was due during his employment by the Company.

(b)	Expense Reimbursements. The Company, within thirty (30) days after the Resignation Date, will reimburse Executive for any and all reasonable and necessary business expenses incurred by Executive in connection with the performance of his job duties prior to the Resignation Date, which expenses shall be submitted to the Company with supporting receipts and/or documentation no later than twenty-one (21) days after the Resignation Date.

(c)	Benefits. Executive’s entitlement to benefits from the Company, and eligibility to participate in the Company’s benefit plans, shall cease on the Resignation Date, except to the extent Executive elects to and is eligible to receive continued healthcare coverage pursuant to the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), for himself and any covered dependents, at his sole expense in accordance with the provisions of COBRA.

(d)	Equity Awards. As of the Resignation Date, Executive has been granted and not exercised options to purchase shares of the Company’s common stock pursuant to the stock option agreements identified on Exhibit A attached hereto (the “Option Agreements”). In accordance with the terms of such Option Agreements, and except as set forth in Section 5, on the Resignation Date, Executive’s stock options shall cease to vest and all of the unvested stock options held by Executive pursuant to the Option Agreements shall terminate on the earlier of December 31, 2010, or consummation of a Change of Control (as defined in the Employment Agreement).

(e)	Taxes. Executive understands and agrees that all payments under this Agreement will be subject to appropriate tax withholding and other deductions, as and to the extent required by law.

5.	Severance Benefits. In exchange for Executive’s agreement to be bound by the terms of this Agreement, including, but not limited to, the release of claims in Section 6, Executive shall be entitled to receive the following, which shall be the exclusive severance benefits to which Executive is entitled, unless Executive has breached the provisions of this Agreement, in which case the provisions of Section 18(b) shall apply:

(a)	Severance Payments. The Company shall pay to Executive (i) the sum of $212,500 on the date which is six (6) months following the Resignation Date (June 10, 2009) and (ii) three (3) installments in the amount of $35,417 each, payable on July 10, 2009, August 10, 2009, and September 10, 2009.

(b)	Payment In Lieu of Bonus. The Company shall pay Executive in a lump sum the amount of $255,000 in lieu of his 2008 bonus, within five (5) business days following expiration of the revocation period set forth in Section 6(c)(v) (the “Effective Date”), provided Executive does not give notice of revocation.

(c)	Relocation Expenses. The Company shall reimburse Executive for reasonable and customary realtor expenses, closing costs and moving expenses actually incurred by Executive in connection with the sale of his Del Mar, California residence on or before the twenty-four (24) month anniversary of the Resignation Date (provided that the residence has been listed for sale during such time, without substantial interruptions), in an amount not to exceed $325,000.00. Such reimbursement shall be conditioned upon receipt by the Company of supporting receipts and/or documentation and/or receipts in form and substance reasonably satisfactory to the Company (“Supporting Documentation”). To the extent that any payments or reimbursements provided to the Executive under this Agreement are deemed to constitute compensation to which Treasury Regulation Section 1.409A-3(i)(1)(iv) would apply, such amounts shall be paid or reimbursed to the Executive within ten (10) business days after the Company’s receipt of the Supporting Documentation, but in no event later than December 31 of the year following the year in which the expense is incurred (or such earlier date as is set forth in this Section 5(c) with respect to such expense). The amount of any such payments eligible for reimbursement in one year shall not affect the payments or expenses that are eligible for payment or reimbursement in any other taxable year, and the Executive’s right to such payments or reimbursement shall not be subject to liquidation or exchange for any other benefit.

(d)	Stock Options. Effective as of the Effective Date (whether before or after the Resignation Date), the vesting and/or exercisability of each of Executive’s outstanding options granted pursuant to the Option Agreements shall be automatically accelerated as to the number of options that would vest over the twelve (12) month period following the Resignation Date had Executive remained continuously employed by the Company during such period, as set forth on Exhibit A. In addition, in the event of a Change in Control on or before December 31, 2010, all of Executive’s outstanding options that were unvested as of the Resignation Date (after giving effect to the accelerated vesting pursuant to the preceding sentence) shall vest and become exercisable. In the event that no Change in Control occurs on or before December 31, 2010, all of the unvested stock options held by Executive pursuant to the Option Agreements shall terminate on such date. Following the Resignation Date, Executive’s vested options shall remain exercisable through December 31, 2010. The foregoing supersedes any contrary provision in the Option Agreements or any plan under which such options were issued.

(e)	Attorneys’ Fees. The Company shall reimburse Executive’s reasonable and customary attorney’s fees incurred in connection with the preparation of this Agreement, in an amount not to exceed $15,000.00. Any amounts payable under this Section 5(e) shall be made in accordance with Treasury Regulation Section 1.409A-3(i)(1)(iv) and shall be paid to Executive within ten (10) business days after the Company’s receipt of notice from Executive as to the amount of such attorneys’ fees, but in no event later than the last day of Executive’s taxable year following the taxable year in which Executive incurred the expenses. The amounts provided under this Section 5(e) during any taxable year of Executive’s will not affect such amounts provided in any other taxable year of Executive’s, and Executive’s right to reimbursement for such amounts shall not be subject to liquidation or exchange for any other benefit.

In the event of Executive’s death prior to payment of any cash amounts due under Section 4 and Section 5(a), (b) and (e), all such remaining amounts shall be paid to Executive’s estate within five (5) days of Executive’s death (but in no event earlier than January 1, 2009). In such event, amounts due under Section 5(c) shall remain payable for the period set forth therein. In such event, notwithstanding any contrary provision in the Option Agreements, or any plan governing such Stock Options, the options covered by the Option Agreement shall remain exercisable and vest in accordance with Section 5(d).

6.	Release by Executive.

(a)	General Release of Claims by Executive. As a material inducement for the Company to enter into this Agreement, and in exchange for the payments provided for herein, Executive knowingly and voluntarily waives and releases all rights and claims, known and unknown, which Executive may have against the Company and/or any of the Company’s related or affiliated entities or successors, or any of their current or former officers, directors, managers, employees, agents, insurance carriers, auditors, accountants, attorneys or representatives (collectively, the “Company Releasees”), including any and all charges, complaints, claims, liabilities, obligations, promises, agreements, contracts, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses of any kind. This includes, but is not limited to, claims for employment discrimination, harassment, wrongful termination, constructive termination, violation of public policy, breach of any express or implied contract, breach of any implied covenant, fraud, intentional or negligent misrepresentation, emotional distress, defamation, or any other claims relating to Executive’s relationship with the Company. This also includes a release of any claims under any federal, state or local laws or regulations, including, but not limited to: (1) Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000(e) et seq. (race, color, religion, sex, and national origin discrimination); (2) the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq. (age discrimination) (“ADEA”); (3) Section 1981 of the Civil Rights Act of 1866, 42 U.S.C. 1981 (race discrimination); (4) the Equal Pay Act of 1963, 29 U.S.C. § 206 (equal pay); (5) the California Fair Employment and Housing Act, Cal. Gov’t. Code § 12900, et seq. (discrimination, including race, color, national origin, ancestry, disability, medical condition, marital status, sex, sexual orientation; sexual or racial harassment and age); (6) the California Labor Code § 200, et seq. (salary, commission, compensation, benefits and other matters); (7) the Fair Labor Standards Act, 29 U.S.C. § 201, et seq. (wage and hour matters, including overtime pay); (8) COBRA; (9) Executive Order 11141 (age discrimination); (10) Section 503 of the Rehabilitation Act of 1973, 29 U.S.C. § 701, et seq. (disability discrimination); (11) the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. § 1001, et seq. (employee benefits); (12) Title I of the Americans with Disabilities Act (disability discrimination); (13) California Labor Code Section 132(a) (discrimination based on filing a workers’ compensation claim); (14) California Civil Code § 1786, et seq. (investigation reports); (15) the Family and Medical Leave Act of 1993, 29 U.S.C. § 2601 et seq.; (16) the False Claims Act , 31 U.S.C. § 3729 et seq.; (17) the Worker Adjustment and Retraining Notification Act, as amended, 29 U.S.C. § 2101 et seq.; (18) the Sarbanes-Oxley Act of 2002; (19) the California Equal Pay Law, as amended, Cal. Lab. Code §§ 1197.5(a), 1199.5; (20) the Moore-Brown-Roberti Family Rights Act of 1991, as amended, Cal. Gov’t Code §§12945.2, 19702.3; (21) California Labor Code §§ 1101, 1102, 69 Ops. Cal. Atty. Gen. 80 (1986); (22) California Labor Code §§ 1102.5(a),(b); (23) the California WARN Act, Cal. Lab. Code § 1400 et seq.; (24) the California False Claims Act, Cal. Gov’t Code § 12650 et seq.; (25) the California Corporate Criminal Liability Act, Cal. Penal Code § 387; (26) any applicable California Industrial Welfare Commission Order (wage matters); (27) federal and state securities laws; and (28) or any other federal, state or local law of similar effect. The matters that are the subject of the releases referred to in this Section 6(a) shall be referred to collectively as the “Released Matters.” This General Release shall not, however, constitute a waiver of any of Executive’s rights under this Agreement or claims Executive may have to vested or earned compensation and benefits under the Company’s employee benefit plans.

(b)	Release of Unknown Claims by Executive. Executive expressly waives all rights under Section 1542 of the Civil Code of the State of California, which reads as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH A CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

With full awareness and understanding of the above provisions, Executive hereby waives any rights he may have under Section 1542, as well as under any other statutes or common law principles of similar effect. Executive intends to, and hereby does, release the Company Releasees from claims which Executive does not presently know or suspect to exist at this time.

(c)	ADEA Matters. Executive understands and acknowledges that:

(i)	This Agreement constitutes a voluntary waiver of any and all rights and claims he has against the Company as of the date of the execution of this Agreement, including rights or claims arising under the ADEA.

(ii)	He has waived rights or claims pursuant to this Agreement and in exchange for consideration, the value of which exceeds payment or remuneration to which Executive was already entitled.

(iii)	He is hereby advised that he may consult with an attorney of his choosing concerning this Agreement prior to executing it.

(iv)	He has been afforded a period of at least twenty-one (21) days to consider the terms of this Agreement, and in the event he should decide to execute this Agreement in fewer than twenty-one (21) days, he has done so with the express understanding that he has been given and declined the opportunity to consider this Agreement for a full twenty- one (21) days, and waives the balance of the twenty-one (21) day period.

(v)	He may revoke this Agreement at any time during the seven (7) days following the date of execution of this Agreement, and this Agreement shall not become effective or enforceable until such revocation period has expired. Executive understands that if he revokes this Agreement, he shall not be entitled to any of the benefits provided by this Agreement.

(d)

No Assignment. Executive warrants and represents that no portion of any of the Released Matters, and no portion of any recovery or settlement to which Executive might be entitled, has been assigned or transferred to any other person, firm or corporation not a party to this Agreement, in any manner, including by way of subrogation or operation of law or otherwise. If any claim, action, demand or suit should be made or instituted against the Company or any affiliate of the Company because of any such purported assignment, subrogation or transfer, Executive agrees to indemnify and hold harmless the Company or any affiliate of the Company against such claim, action, suit or demand, including necessary expenses of investigation, attorneys’ fees and costs.

7.	Limited Release by the Company.

(a)	The Company, on behalf of itself and its officers, directors, shareholders, subsidiaries, and affiliates, hereby knowingly and voluntarily releases and forever discharges Executive and his heirs, executors, successors, and assigns from any and all rights, claims, demands, liabilities, actions, causes of action, and damages of whatever nature whatsoever, known or unknown, fixed or contingent, in law or in equity, which the Company may have or claim to have arising out of, based upon, or relating to Executive’s employment by the Company, or service on the Board of Directors of the Company, other than claims arising out of, based upon, or relating to Executive’s illegal conduct, fraud, embezzlement, intentional material misconduct, breach of fiduciary duty, or actions taken without due authorization.

(b)	Release of Unknown Claims by the Company. Subject to the limitations of Section 7(a), the Company expressly waives all rights under Section 1542 of the Civil Code of the State of California, which reads as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH A CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

With full awareness and understanding of the above provisions, the Company hereby waives any rights it may have under Section 1542, as well as under any other statutes or common law principles of similar effect, subject to the limitations of Section 7(a). The Company intends to, and hereby does, release Executive from claims which it does not presently know or suspect to exist at this time, subject to the limitations of Section 7(a).

8.

Proprietary Information. Executive acknowledges that certain information, observations and data obtained by him during the course of or related to his employment with the Company (including, without limitation, information with respect to the Company’s and its affiliates’ operations, processes, products, inventions, business practices, finances, vendors, suppliers, customers, potential customers, stockholders, business plans, marketing plans, proposals or methods, costs, prices, contractual relationships, regulatory status, compensation paid to employees or other terms of employment) are the sole property of the Company and constitute trade secrets of the Company. Promptly following the execution of this Agreement (but in any event within five (5) days), Executive agrees to return all files, customer lists, financial information or other Company documentation (excluding documents that have been publicly filed with the Securities and Exchange Commission) which are in Executive’s possession or control without making copies thereof. Except as required pursuant to applicable law, rule or regulation or other legal compulsion or in order to assert any rights under this Agreement, Executive further agrees that he will not disclose to any person or use for his own account any of the above described trade secret information, observations or data without the written consent of the Board. Further, Executive acknowledges that any unauthorized use of the above described confidential information will cause irreparable harm to the Company and its affiliates and will give rise to an immediate action by any of them for injunctive relief. Executive acknowledges that he continues to be bound by the Proprietary Information and Inventions Agreement that he signed in connection with his employment, in accordance with the terms thereof.

9.	Noninterference. For a period of one (1) year following the Resignation Date, Executive agrees not to interfere with the business of the Company by (a) soliciting or attempting to solicit any employee or consultant of the Company to terminate such employee’s or consultant’s employment or service in order to become an employee, consultant or independent contractor to or for any competitor of the Company or (b) soliciting or attempting to solicit any client, customer or other person either directly or indirectly, to direct his or its purchase of the Company’s products and/or services to any person, firm, corporation, institution or other entity in competition with the business of the Company.

10.	Cooperation Clause. Executive agrees to provide reasonable assistance to the Company (including the Board and any committees thereof) and its counsel and accountants in any financial audits or internal investigation involving securities, financial, accounting, or other matters, and in its defense of, or other participation in, any administrative, judicial, or other proceeding arising from any charge, complaint or other action which has been or may be filed relating to the period during which Executive was employed by the Company. The Company agrees to reimburse Executive for his reasonable and actual expenses incurred in providing any cooperation or assistance contemplated by this Agreement, and if such services exceed eight (8) hours in any calendar month to pay to Executive $250 per hour for each additional hour of service; provided, however, that the Company shall have no obligation to compensate Executive under this Section 10 for his cooperation or assistance in any matter in which he is named as a defendant or respondent, or with respect to which Executive requests indemnification pursuant to Section 15.

11.	Confidentiality of Agreement. Except as expressly set forth in Section 12 or to the extent required to comply with applicable legal requirements (including the terms of the listing of the Company’s stock), neither Party shall issue any press release or make any public statement regarding the matters contemplated hereby without the prior approval of the other Party. The Parties acknowledge that this Agreement must be filed by the Company with the Securities and Exchange Commission as an exhibit to its next periodic or current report, and Executive hereby consents to such filing.

12.	Press Release; Mutual Nondisparagement. If the Company issues any press release regarding Executive’s departure from its Company following the date hereof, the Company shall allow Executive to review and approve it in advance. Executive agrees to present a positive public image regarding the Company and not to disparage or otherwise publish or communicate negative statements or opinions about the Company in any way. Company agrees to present a positive public image regarding Executive and not to disparage or otherwise publish or communicate negative statements or opinions about Executive in any way. For purposes of this Section 12, internal communications between or among management personnel, officers, and directors of the Company are not subject to the preceding sentence. Except as required by law or authorized in advance by the Board, Executive shall not communicate, directly or indirectly, with stockholders of the Company or their representatives concerning the management of the Company, the operations of the Company, the development programs of the Company or the financial status of the Company.

13.	Application of Insider Trading Policies Applicable to Executive. On the third business day following the earlier of (i) the Company’s release of the one-year data from its NB-302 clinical trial, or (ii) the Company’s financial results press release with respect to the year and quarter ending December 31, 2008, Executive will be released from the Company’s insider trading policy. Executive acknowledges that he is aware of the prohibitions on insider trading contained in the federal securities laws.

14.	Section 16. Executive acknowledges that following the date hereof he will continue to be subject to certain provisions of Section 16 of the Securities Exchange Act of 1934, as amended, and he agrees to comply with such provisions. Absent a legal determination to the contrary, the Company’s records will show that the date hereof was the last date that Executive was an “executive officer” of the Company (as such term is defined under the Securities Exchange Act of 1934, as amended).

15.	Indemnification. Executive will continue to be indemnified by any applicable insurance policies, agreements, certificate of incorporation, or bylaws of the Company and as otherwise required by law for his actions as an employee, officer, and director prior to the Resignation Date to the same extent as during his employment to the fullest extent provided by law.

16.	Return of Equipment. Within five (5) days of the Resignation Date, Executive shall return to the Company in good working order any equipment, instruments, or accessories of the Company in his custody for the purpose of conducting the business of the Company without deleting, removing, or duplicating any data reflecting the Company’s proprietary information, or if not returned, account to the Company to its reasonable satisfaction for all such equipment, instruments, or accessories.

17.	Dispute Resolution. Unless otherwise prohibited by law or specified below, all disputes, claims and causes of action, in law or equity, arising from or relating to this Agreement or the Employment Agreement or their enforcement, performance, breach, or interpretation shall be resolved solely and exclusively by final and binding arbitration held in San Diego, California through JAMS (“JAMS”) under the then existing JAMS Employment Arbitration Rules and Procedures. However, nothing in this Section is intended to prevent either party from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Each party in any such arbitration shall be responsible for its own attorneys’ fees, costs and necessary disbursement; provided, however, that if one party refuses to arbitrate and the other party seeks to compel arbitration by court order, if such other party prevails, it shall be entitled to recover reasonable attorneys’ fees, costs and necessary disbursements. Pursuant to California Civil Code Section 1717, each party warrants that it was represented by counsel in the negotiation and execution of this Agreement, including the attorneys’ fees provision herein.

18.	Miscellaneous Provisions.

(a)	The provisions of this Agreement are severable. If any provision is held to be invalid or unenforceable it shall not affect the validity or enforceability of any other provision.

(b)	If Executive materially violates any provision of this Agreement (and such violation, if unintentional on the part of Executive, continues for a period of thirty (30) days following receipt of written notice from the Company), any severance payments then or thereafter due from the Company to Executive may be terminated forthwith and upon such election by the Company, the Company’s obligation to pay and Executive’s right to receive such severance payments shall terminate and be of no further force or effect. Executive’s obligations under this Agreement shall not be limited or affected by, and such provisions shall remain in full force and effect notwithstanding the termination of any severance payments by the Company in accordance with this Section 18(b). The exercise of the right to terminate such payments shall not be deemed to be an election of remedies by the Company and shall not in any manner modify, limit or preclude the Company from exercising any other rights or seeking any other remedies available to it at law or in equity. Notwithstanding the foregoing, in the event the Company elects to exercise its termination rights hereunder, it shall promptly (i) remit any withheld payments into a separate account and notify Executive thereof in writing and (ii) unless otherwise agreed with Executive, commence a declaratory relief action seeking an appropriate court determination of the validity of such interpretation.

(c)	Except as expressly stated herein, this Agreement, the Proprietary Information and Inventions Agreement between the Company and Executive and the exhibits hereto and thereto represent the sole and entire agreement between the Parties with respect to the subject matters contained herein and therein and supersede all prior documents, agreements, negotiations and discussions between the Parties with respect to the subject matters contained herein and therein. The Parties acknowledge and agree that there are no collateral agreements or representations, written or oral, regarding the terms and conditions of Executive’s employment with the Company, the separation of Executive’s employment with the Company, and settlement of all claims between the Parties other than those expressly set forth in this Agreement and the Proprietary Information and Inventions Agreement between the Company and Executive. This Agreement supersedes and terminates the Employment Agreement. Upon the Parties’ execution of this Agreement, neither Party shall have any further obligation to the other under the Employment Agreement.

(d)	No provision of this Agreement may be altered, modified or amended unless such alteration, modification, or amendment is agreed to in writing and signed by Executive on the one hand and an executive officer of the Company on the other, which writing expressly states the intent of the Parties to modify this Agreement.

(e)	This Agreement shall be construed as a whole in accordance with its fair meaning and in accordance with the laws of the State of California. Any suit brought hereon shall be brought in the state or federal courts sitting in San Diego County, California, the Parties hereby waiving any claim or defense that such forum is not convenient or proper. Each party hereby agrees that any such court shall have in personam jurisdiction over it and consents to service of process in any manner authorized by California law.

(f)	The language in this Agreement shall not be construed for or against any particular Party. The headings used herein are for reference only and shall not affect the construction of this Agreement. This Agreement has been drafted by legal counsel representing the Company, but Executive has participated in the negotiation of its terms, and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

(g)	No waiver by any Party hereto at any time of any breach of, or compliance with, any condition or provision of this Agreement to be performed by any other Party hereto shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

(h)	This Agreement may be executed in one or more counterparts, and by facsimile, each of which shall be deemed to be an original as against any Party that has signed it, but all of which together will constitute one and the same instrument.

(i)	Executive acknowledges that the payments and benefits provided in this Agreement may have tax ramifications to him. The Company has provided no tax or other advice to Executive on such matters and Executive is free to consult with an accountant, legal counsel, or other tax advisor regarding the tax consequences he may face.

(j)	EXECUTIVE ACKNOWLEDGES THAT HE HAS READ THIS AGREEMENT CAREFULLY, UNDERSTANDS ALL OF ITS TERMS, AND AGREES TO THOSE TERMS KNOWINGLY, FREELY, VOLUNTARILY, AND WITHOUT DURESS.

(k)	Any and all notices or other communications or deliveries required or permitted to be given or made shall be in writing and delivered personally, or sent by certified or registered mail, return receipt requested and postage prepaid, or sent by overnight courier service as follows:

If to the Company, at:

Orexigen Therapeutics, Inc.

3344 N. Torrey Pines Court, Suite 200

La Jolla, California 92037

Attention: General Counsel

If to Executive, at:

Gary D. Tollefson, M.D., Ph.D.

9052 Diamond Pointe Drive

Indianapolis, IN 46236

or at such other address as any party may specify by notice given to such other party in accordance with this Section 18(k). The date of giving of any such notice shall be the date of hand delivery, five days after the date of the posting of the mail or the day immediately following the date when deposited with the overnight courier.

(l)	To the extent the payments and benefits under this Agreement are subject to Section 409A of the Code, this Agreement shall be interpreted, construed and administered in a manner that satisfies the requirements of Sections 409A(a)(2), (3) and (4) of the Code and the Treasury Regulations thereunder (and any applicable transition relief under Section 409A of the Code). As provided in Internal Revenue Notice 2007-86, notwithstanding any other provision of this Agreement, with respect to an election or amendment to change a time or form of payment under this Agreement made on or after January 1, 2008 and on or before December 31, 2008, the election or amendment shall apply only with respect to payments that would not otherwise be payable in 2008, and shall not cause payments to be made in 2008 that would not otherwise be payable in 2008.

(m)	Executive expressly agrees and acknowledges that if any taxes are imposed upon Executive under Section 409A of the Code in respect of any compensation or benefits payable to the Executive, whether in connection with this Agreement or otherwise, then (i) the payment of such taxes shall be solely the Executive’s responsibility, and (ii) neither the Company, its affiliated entities nor any of their respective past or present directors, officers, employees or agents shall have any liability for any such taxes.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the dates indicated below.

	EXECUTIVE	OREXIGEN THERAPEUTICS, INC.

	/s/ Gary D. Tollefson	By:	/s/ Eckard Weber
	Gary D. Tollefson, M.D., Ph.D.	Name:	Eckard Weber, M.D.,
		Its:	Executive Chairman and Interim
President and Chief Executive Officer

	Dated: December 4, 2008	Dated: December 4, 2008

APPROVED AS TO FORM:

	STRADLING YOCCA CARLSON & RAUTH	LATHAM & WATKINS LLP

By:	/s/ Lawrence B. Cohn	By:	/s/ Mark S. Pulliam
	Lawrence B. Cohn		Mark S. Pulliam
	Attorney for Gary D. Tollefson, M.D., Ph.D.	Attorney for Orexigen Therapeutics, Inc.

	Dated: December 4, 2008	Dated: December 4, 2008

EXHIBIT A

STOCK OPTION AGREEMENTS

1.	Notice of Stock Option Grant and Stock Option Agreement (No.8—NQ) dated May 27, 2005 granting option to purchase 408,434 shares (subsequently converted into 204,217 shares following one-for-two reverse stock split) of the Company’s common stock. Effective as of the Effective Date, the option shall be vested and exercisable (after accounting for the acceleration of the vesting and exercisability of such option pursuant to Section 5(d) of the Agreement) as to 174,217 of the shares subject thereto. (Options for 30,000 shares previously exercised.)

2.	Notice of Stock Option Grant and Stock Option Agreement (No. 9—ISO) dated May 27, 2005 granting option to purchase 1,333,332 shares (subsequently converted into 666,666 shares following one-for-two reverse stock split) of the Company’s common stock. Effective as of the Effective Date, the option shall be vested (after accounting for the acceleration of the vesting and exercisability of such option pursuant to Section 5(d) of the Agreement) as to 666,666 of the shares subject thereto.

3.	Notice of Stock Option Grant and Stock Option Agreement (No. 180—NQ) dated September 28, 2006 granting option to purchase 400,000 shares (subsequently converted into 200,000 shares following one-for-two reverse stock split) of the Company’s common stock. Effective as of the Effective Date, the option shall be vested (after accounting for the acceleration of the vesting and exercisability of such option pursuant to Section 5(d) of the Agreement) as to 162,500 of the shares subject thereto.

4.	Notice of Stock Option Grant and Stock Option Agreement (No. 181—ISO) dated December 20, 2007 granting option to purchase 18,699 shares of the Company’s common stock. Effective as of the Effective Date, the option shall be vested (after accounting for the acceleration of the vesting and exercisability of such option pursuant to Section 5(d) of the Agreement) as to 4,675 of the shares subject thereto.

5.	Notice of Stock Option Grant and Stock Option Agreement (No. 182—NQ) dated December 20, 2007 granting option to purchase 61,301 shares of the Company’s common stock. Effective as of the Effective Date, the option shall be vested (after accounting for the acceleration of the vesting and exercisability of such option pursuant to Section 5(d) of the Agreement) as to 35,325 of the shares subject thereto.

6.	Notice of Stock Option Grant and Stock Option Agreement (No. 183 – NQ) dated August 15, 2008 granting option to purchase 310,000 shares of the Company’s common stock. Effective as of the Effective Date, the option shall be vested (after accounting for the acceleration of the vesting and exercisability of such option pursuant to Section 5(d) of the Agreement) as to 96,875 of the shares subject thereto.